Exhibit 10-a-1

ROCKWELL COLLINS, INC.

2015 LONG-TERM INCENTIVES PLAN

PERFORMANCE SHARE AGREEMENT (2018-2020)

Grant Date: November 13, 2017

We are pleased to confirm that, as a key employee of Rockwell Collins, Inc. (“Rockwell Collins” or the “Company”) or one of its subsidiaries, you have been granted performance shares denominated in shares of the Company’s common stock. You have been granted the number of target shares set forth in the letter to you from Robert K. Ortberg dated November 13, 2017 (the “Performance Shares”) pursuant to this agreement (this “Agreement”) and the Rockwell Collins 2015 Long-Term Incentives Plan (the “Plan”).

The grant of Performance Shares pursuant to this Agreement is not effective or enforceable until you properly acknowledge your acceptance of this Agreement by completing the electronic acceptance of this Agreement. Upon acceptance, the Agreement will be deemed effective as of the Grant Date. If you do not acknowledge your acceptance of this Agreement within six months of the Grant Date, the Performance Shares will be forfeited. If you reside outside the United States, the Company may require you to complete a written acceptance within this time period in lieu of an electronic acceptance.

Any payout of your Performance Shares will be based on the Company’s achievement of its Cumulative Sales goal and its Free Cash Flow (“FCF”) goal, each measured over the Company’s 2018 through 2020 fiscal years (the “Performance Period”). These goals are set forth in Exhibit A attached hereto. The Company will be adopting new accounting rules related to revenue recognition in its 2019 fiscal year (“FY19”). To reflect the impact of switching to the new revenue recognition rules in FY19, the Cumulative Sales and FCF goals and/or actual results will be adjusted as described in Exhibit A.

The payout of your Performance Shares, if any, will be subject to further adjustment based upon the Company’s Total Shareowner Return (“TSR”) percentile relative to a peer group, as specified below. The terms and conditions of these Performance Shares are as set forth below.

Notwithstanding anything to contrary in this Award, if the previously announced transaction with United Technologies Corporation is completed, the terms and conditions set forth in Exhibit C shall govern the conversion and payout of the Performance Shares.

1. Confirmation of Award. This Agreement, together with the letter to you from Robert K. Ortberg referenced above, confirms your award in accordance with the terms as set forth herein.

2. Amount Payable Pursuant to Awards. Subject to the provisions of this Agreement (including, without limitation, the terms and conditions set forth in Exhibit C), the shares of the Company’s common stock (“Common Stock”), if any, payable to you pursuant to your Performance Shares shall be calculated as follows:

(a) Determine the percentage, which can range from 0-100%, attributable to the Company’s achievement of its Cumulative Sales goal over the Performance Period as set forth in Exhibit A attached hereto (the “Cumulative Sales Percentage”). If the Cumulative Sales results that are achieved fall between the performance levels specified in Exhibit A, the percentage will be interpolated consistent with the range in which the Cumulative Sales falls as conclusively determined by the committee of the Board of Directors of the Company administering the Plan (which committee is herein called the “Committee” and which, on the date hereof, is the Compensation Committee). Fractional percentages will be rounded to the nearest whole number.

(b) Determine the percentage, which can range from 0-100%, attributable to the Company’s achievement of its FCF goal over the Performance Period as set forth in Exhibit A attached hereto (the “FCF Percentage”). If the FCF results that are achieved fall between the performance levels specified in Exhibit A, the percentage will be interpolated consistent with the manner described above in 2(a). Fractional percentages will be rounded to the nearest whole number.

(c) Determine the TSR modifier percentage, which can range between 80-120%, attributable to the Company’s TSR (as determined pursuant to Section 3) percentile performance relative to the peers as set forth in Exhibits A and B attached hereto (the “TSR Percentage”).

(d) Add the Cumulative Sales Percentage to the FCF Percentage and multiply this sum by the TSR Percentage (such result, the “Final Award Percentage”). The Final Award Percentage will be rounded to the nearest whole percentage.

(e) To determine the number of Performance Shares, if any, that are payable, multiply the Final Award Percentage by the target shares specified in Mr. Ortberg’s letter to you referenced above and round to the nearest whole share.

Subject to the provisions of this Agreement, the amount payable to you pursuant to the Performance Shares with respect to the Performance Period shall be paid in shares of Common Stock, less shares to be withheld for taxes and/or other amounts as described below in Section 16, as soon as practicable after the end of the Performance Period and after receipt of the accountant’s letter for the Performance Period pursuant to Section 13, and in any event within the calendar year within which the Performance Period ends. Unless otherwise provided in Section 6 below and subject to applicable law, you will not be considered “vested” in the Performance Shares and will not be entitled to any payment thereunder unless you are employed as of the last day of the Performance Period.

The Performance Shares represent the Company’s unfunded and unsecured promise to issue shares of Common Stock at a future date, subject to the terms of this Agreement and the Plan. You have no rights under the Performance Shares or this Agreement other than the rights of a general unsecured creditor of the Company. Until the distribution of any Common Stock after vesting is evidenced in book entry form at the transfer agent, is placed into a brokerage account or a stock certificate is issued, you shall not have, with respect to the Performance Shares, rights to vote or receive dividends or any other rights as a shareowner.

3. Definitions and Determination of Financial Performance. “Cumulative Sales” is the sum of the “Total sales” reported by the Company in its Consolidated Statement of Operations in its audited financial statements for each fiscal year in the Performance Period.

“FCF” is the amount reported as “Cash Provided by Operating Activities from Continuing Operations” less the amount reported as “Property additions,” each as reported by the Company in its Consolidated Statement of Cash Flows in its audited financial statements for the fiscal year.

“Cash Taxes” is the Company’s net income tax payments as reported by the Company under Income Taxes in its Notes to Consolidated Financial Statements in its audited financial statements for the fiscal year.

Total Sales and FCF will be adjusted for unusual and infrequently occurring income and expense items as determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”).

If a divestiture occurs during the Performance Period, the Company’s Total sales and FCF for each fiscal year in the Performance Period will include (without duplication) an amount equal to the divested business’ sales and FCF in the full twelve month period completed immediately prior to the month in which the closing date of the divestiture occurs.

If an acquisition occurs during the Performance Period, and the acquired business’ sales are less than 10% of the Company’s sales as reported by the Company in its audited financial statements over the Company’s last full four fiscal quarters, adjustments for each such acquisition will be made as follows:

(1) the Company’s Total sales and FCF in the fiscal year during the Performance Period in which the acquisition closes will exclude the acquired business’ sales and FCF results for the period of such fiscal year following the acquisition’s closing date;

(2)the Company’s Total sales in each fiscal year during the Performance Period subsequent to the year in which the acquisition closes will be reduced by an amount equal to the acquired business’ sales results for the full twelve month period ending with the Company’s first fiscal year end that occurs after the date of the acquisition;

(3)the Company’s FCF in each fiscal year during the Performance Period subsequent to the year in which the acquisition closes will exclude an amount equal the net income (loss) of the acquired business in the full twelve month period ending prior to the acquisition’s closing date (as reflected in the base case scenario included in the Company’s final decision point review process for the acquisition); and

(4)the “fair value” expenses of an acquisition will be adjusted for purposes of calculating net income, including an addition to net income to offset the amortization of acquired intangibles and an addition to net income to offset for the lost opportunity to earn interest on invested funds (equal to the imputed interest on the net cost of the acquisition over the period of Performance Period following the closing date of the acquisition, calculated using the average annual U.S. overnight LIBOR during that period).

The Committee reserves its discretion pursuant to Section 10 below to make necessary or appropriate adjustments to the definitions and measures or otherwise for acquisitions, divestitures and other matters referenced in Section 10.

TSR is measured by adding (i) the total stock price growth for the Performance Period, measured by comparing the average stock price during the Company’s first month of fiscal 2018 (i.e., from September 30 to November 3, 2017) to the average stock price during the Company’s last month of fiscal 2020 (i.e., September 5 to October 2, 2020), and (ii) dividends paid during the Performance Period, measured as if reinvested in stock at the payment date. In the event of substantial changes causing an inability to calculate TSR for one or more of the peer companies listed in the attached Exhibit A (or in the event of spinoffs or similar transactions causing a peer company to split into two or more peer companies), the list of peer companies shall be adjusted accordingly to take such events into account.

In connection with the receipt of the accountant’s letter for the Performance Period pursuant to Section 13, the Committee shall determine the Cumulative Sales, FCF and the TSR results and percentile ranking and the Final Award Percentage for the Performance Period after taking into account any adjustment as contemplated in Section 10. The TSR percentile ranking relative to the peer group shall be calculated using a continuous percentile ranking method as described in Exhibit B and then using this result the TSR Percentage shall be determined in accordance with Exhibit A.

4. Payment of Performance Shares Denominated in Shares of Common Stock. The Performance Shares denominated in shares of Common Stock are payable in shares of the Company’s Common Stock; provided, however, that the Committee may, in its sole discretion, make a cash payment equal to the Fair Market Value of shares of Common Stock otherwise required to be issued. The Company may issue shares of Common Stock in book entry form in connection with the payout of Performance Shares. In lieu of fractional shares the Company may determine, in its sole discretion, to pay cash or to round such shares to the closest whole number. The future value of the shares of Common Stock underlying the Performance Shares is unknown and cannot be predicted with certainty.

5. Transferability of Award. The Performance Shares shall not be transferable by you except by will or by the laws of descent and distribution.

6. Termination of Employment for Death, Disability or Retirement. Subject to the terms and conditions set forth in Exhibit C, if your employment by the Company terminates during the Performance Period by reason of your death, disability or retirement (defined as you are age 55 or older at time of termination), you will continue to be eligible to receive a payment, if any, that would otherwise be payable pursuant to Section 2, but any such amount shall be pro-rated for the portion of the Performance Period that elapsed prior to this termination of employment and shall be paid at the time such amount would otherwise be payable as specified in Section 2. “Disability” shall be defined for purposes of this Agreement as a disability for a continuous period of at least six months under the Company’s long-term disability plan during the period of your continuous service as an employee of the Company.

7. Termination of Employment for Other Reasons. Except as otherwise provided in Sections 9 through 12, if your employment by the Company terminates during the Performance Period other than by reason of your death, disability, or retirement (as defined above), you will not be entitled to any payment pursuant to Section 2 with respect to the Performance Period. For the avoidance of doubt, your termination of employment will be deemed to occur on the date you are no longer actively providing services as an Employee, which date will not be extended by any notice period that may be required contractually or under applicable law. Notwithstanding the foregoing, the Company’s Senior Vice President of Human Resources or the General Counsel shall have the sole discretion to determine the date of termination for purposes of participation in the Plan and the Performance Shares.

8. Detrimental Activity; Compensation Recovery Policy; Noncompetition and Nonsolicitation Agreement. If you engage in detrimental activity (as defined in this Section 8) at any time (whether before or after termination of your employment), you will not be entitled to any payment hereunder and you will forfeit all rights with respect to the Performance Shares under this Agreement. For purposes of this Section 8, “detrimental activity” shall mean willful, reckless or grossly negligent activity that is determined by the Committee to be detrimental to or destructive of the business or property of the Company. Any such determination of the Committee shall be final and binding for all purposes. Notwithstanding the foregoing, no payment hereunder shall be forfeited or become not payable by virtue of this Section 8 on or after the date of a Change of Control (as defined in the

Plan) unless the “Cause” standard set forth in Section 11(b) is satisfied. In addition, if you are or subsequently become an executive officer of the Company, a Vice President & General Manager, a Vice President & Controller or another employee who becomes subject to the Policy (as defined below), your Performance Shares and the value you receive upon vesting of the Performance Shares will be subject to the Company’s Compensation Recovery Policy, as amended from time to time, including, without limitation, any amendments required to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Policy”), except where prohibited by law. Currently, the Company’s executive officers, Vice Presidents & General Managers (those who report to an executive officer) and Vice Presidents & Controllers (band M8) are the only employees subject to the Policy. If you become subject to the Policy, you will be notified by the Company’s Human Resources department. Further, if you have attained the level of Vice President (band M8 or above) with the Company and you have not previously entered into a Noncompetition and Nonsolicitation Agreement with the Company (the “NCNS Agreement”), this grant of Performance Shares is contingent on your agreement, if requested by the Company within thirty days of the date of this Agreement, to be bound by the NCNS Agreement by returning a signed copy of the NCNS Agreement to the Company within the time period prescribed by the Company’s General Counsel.

9. Transfer of Employment; Leave of Absence. Except as otherwise required by Internal Revenue Code Section 409A, for the purposes of this Agreement, (a) a transfer of your employment from the Company to a subsidiary or vice versa, or from one subsidiary of the Company to another, without an intervening period, shall not be deemed a termination of employment, and (b) if you are granted in writing a leave of absence, under certain circumstances at the discretion of the Company, you shall be deemed to have remained in the employ of the Company or a subsidiary of the Company during such leave of absence. If your level of employment changes, the Company may adjust your target payment hereunder to pro rate the portion of the Performance Period that elapses (i) prior to the change in employment status at the old target payment level and (ii) after the change at the new target payment level, if any. Any promotion to the ranks of “Designated Senior Executive” requires Committee action to adjust the target payment hereunder. If you are entitled to payment under this Agreement upon a termination of employment, Section 409A’s definition of “separation of service,” including its rules on leaves of absences, to the extent Section 409A is applicable, will be used to determine the date on which you actually terminate employment.

10. Adjustments. (a) In addition to the adjustments provided for in Section 3 of this Agreement, adjustments (which may be increases or decreases) may be made by the Committee in the Cumulative Sales and FCF as well as in the TSR list of peer companies, to take into account changes in law and accounting and tax rules and to make such adjustments as the Committee deems necessary or appropriate to reflect the inclusion or exclusion of the impact of unusual and infrequently occurring items, events or circumstances, including, without limitation, acquisitions or divestitures by or other material changes in the Company or peer companies, provided that no adjustment shall be made which would result in an increase in your compensation if your compensation is subject to the limitation on deductibility under Section 162(m) of the Internal Revenue Code, as amended, or any successor provision, for the year with respect to which the adjustment occurs.

(b) In the event of any change in or affecting the outstanding shares of Common Stock of the Company by reason of a stock dividend or split, merger or consolidation, or various other events, adjustments will be made as appropriate in connection with the Performance Shares as contemplated in the Plan.

(c) Subject to the provisions of Section 11, the determination of the Committee as to the terms of any adjustment made pursuant to this Section 10 shall be binding and conclusive upon you and any other person or persons who are at any time entitled to receipt of any payment pursuant to the award.

11. Change of Control. (a) Notwithstanding any other provision of this Agreement to the contrary (subject to the terms and conditions set forth in Exhibit C), in the event that during the Performance Period your employment is terminated on or after a Change of Control (as defined in the Plan) (i) by the Company other than for Cause (as defined in Section 11(b)) or (ii) by you for Good Reason (as defined in Section 11(c)), your award shall become nonforfeitable and shall be paid out on the date of your “separation from service” within the meaning of Section 409A to the extent applicable, as if the Performance Period hereunder had been completed or satisfied and as if the Final Award Percentage for the Performance Period enabled a payment to you pursuant to Section 2 of the amount that is equal to your target performance shares for the Performance Period multiplied by the average actual percentage payout for the Company’s long-term incentive performance shares for the prior three completed performance periods.

(b)    For purposes of Sections 8 and 11(a), termination for “Cause” shall mean:

(i)your willful and continued failure to perform substantially your duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by (x) the Board or the Chief Executive Officer of the Company if you are an executive officer of the Company or (y) the Senior Vice President of Human Resources if you are not an executive officer of the Company. Such notice shall specifically identify the manner in which you have not substantially performed your duties, or

(ii)your willful engaging in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of you, shall be considered “willful” unless it is done, or omitted to be done, by you in bad faith or without reasonable belief that your action or omission was in the best interests of the Company. If you are an executive officer of the Company, any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of an executive officer’s employment shall not be deemed to be for Cause unless and until there shall have been delivered to the executive officer a copy of the resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at the meeting of the Board called and held for such purpose (after reasonable notice is provided and the executive officer is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the executive officer was guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c) For purposes of this Agreement, “Good Reason” shall mean:

(i)the assignment to you of any duties inconsistent in any material respect with your most significant position (including status, offices, titles and reporting requirements), authority, duties or responsibilities held, exercised and assigned at any time during the 120-day period immediately preceding the Change of Control, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;
(ii)    requiring you to be based at any office or location other than the location where you were employed immediately preceding the Change of Control unless any office or location is less than 35 miles from such location, or if the distance from the new location to your residence is less than the distance from the old location to the residence;

(iii)    any failure by the Company to maintain your compensation at a level consistent with that generally in effect prior to any Change of Control, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by you;

(iv)    any purported termination by the Company of your employment otherwise than as expressly permitted by this Agreement; or

(v)    any failure by the Company to comply with and satisfy Section 19(b) of this Agreement.

For purposes of this Section 11(c), any good faith determination of “Good Reason” made by you shall be conclusive.

(d)    Notwithstanding anything to the contrary in this Agreement (except to the extent that Section 11(a) provides for an earlier payment upon a termination of employment), if a Change of Control occurs during the Performance Period, the payment date for your Performance Shares will be deemed to be November of the last year of the Performance Period.

12. Divestiture. Subject to the terms and conditions set forth in Exhibit C, in the event that your principal employer is a subsidiary of the Company, it is possible that your principal employer may cease to be a subsidiary of the Company during the Performance Period and that your employment with the Company terminates as a result (the date of such cessation is herein called the Divestiture Date). If the divestiture of your principal employer constitutes a “change in control event” that meets the requirements of Section 409A or if you are not subject to Section 409A, then your Performance Shares shall become nonforfeitable (to the extent not already nonforfeitable) and shall be paid out on the Divestiture Date as if the Performance Period hereunder had been completed or satisfied and as if the Final Award Percentage enabled a payment to you pursuant to Section 2 of the amount that is equal to your target performance shares for the Performance Period multiplied by the average actual percentage payout for the Company’s long-term incentive performance shares for the prior three completed performance periods. If you are subject to Section 409A and the divestiture of your principal employer does not meet the requirements of a “change in control event” under Section 409A, then your Performance Shares shall become nonforfeitable (to the extent not already nonforfeitable)

on the Divestiture Date and shall be paid out in November of the last year of the Performance Period consistent with the payout amount approved by the Compensation Committee for the Performance Period.

13. Accountant’s Letter. As soon as practicable after the end of the Performance Period, the Committee shall obtain a letter or other communication from the Company’s Senior Vice President and Chief Financial Officer or the Vice President, Finance and Controller, or one of their successors or designees, to the effect that such person has reviewed the determination for the Performance Period of the Cumulative Sales FCF and, TSR results and percentile ranking of the Company, as well as the Final Award Percentage, and that in such person’s opinion such determinations have been made in accordance with Section 3.

14. Employment Rights. The Performance Shares do not and are not intended to constitute or create a contract of employment. You shall not have any rights of employment or continued employment with the Company or any subsidiary as a result of the Performance Shares, other than the payment rights expressly contemplated herein.

15. United States Internal Revenue Code Section 409A.

(a)    Notwithstanding any other provision of this Agreement to the contrary, the Company makes no representation that any amount payable under this Agreement will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to such amount.

(b)    To the extent that any amount payable under this Agreement is paid upon a “separation from service” (within the meaning of Section 409A) to a “specified employee” (within the meaning of Section 409A), then such amount will not be paid during the six (6) month period following such separation from service, but will be paid within ten business days following such period.

16. Tax Withholding. As a condition of the grant and vesting of the Performance Shares, the Company, your employer or an administrative agent shall have the right, in whole in part, upon any payment to you of cash and/or Common Stock hereunder, (a) to deduct an amount equal to the taxes, social contributions, and/or other charges up to the maximum statutory withholding requirement or otherwise in accordance with applicable law in respect of Performance Shares and Common Stock acquired or (b) to require you (or any other person entitled to the Performance Shares) to pay it an amount sufficient to provide for any such taxes, social charges and/or other charges. The company may reduce the number of shares of Common Stock otherwise deliverable to you to satisfy taxes that are due. You agree that (for yourself and on behalf of any other person who becomes entitled to the Performance Shares or the Common Stock) that if the Company, your employer or an administrative agent elects to require you (or such other person) to remit an amount sufficient to pay such taxes, social contributions, and/or other charges, you (or such other person) must remit that amount within three business days after such amount is due. The Company will generally withhold required amounts from your payments, unless the Company has made other arrangements with you for you to promptly remit an amount sufficient to pay such withholding of tax, social contributions, and/or other charges (and may condition delivery of cash and/or Common Stock hereunder upon such payment).

You acknowledge and agree that you are solely responsible for any and all taxes, social contributions, and/or other charges that may be assessed by any taxing authority in the United States or any other jurisdiction arising from the Performance Shares, the Common Stock or dividends (if any), that such amounts may exceed any amount withheld by the Company, your employer or the administrative agent, and that neither the Company nor any affiliate is liable for any such assessments. You are solely responsible for all relevant documentation that may be required of you in relation to the Performance Shares, such as but not limited to personal income tax returns or reporting statements in relation to the receipt or holding of Stock or any bank or brokerage account, or subsequent sale of Common Stock and the receipt of dividends, if any. You acknowledge and agree that the Company makes no representations regarding the treatment of taxes, social contributions, or other charges and does not commit to and is under no obligation to structure the terms of the Plan or any award to reduce or eliminate your liability for any income taxes, social contributions, or other charges or to achieve any particular tax result. You also understand that applicable laws may require varying Stock or award valuation methods for purposes of calculating taxes, social contributions, and/or other charges, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or such amounts that may be required in relation to the award under applicable laws. Further, if you become subject to tax in more than one jurisdiction, the Company, your employer, or an administrative agent may be required to withhold or account for such amounts in more than one jurisdiction. Consult a tax or financial advisor if you have questions.

17. Communications. The Company may, in its sole discretion, decide to deliver any documents related to the Performance Shares, future Performance Shares, the Common Stock, or any other Company-related documents by electronic means. By accepting the Performance Shares, whether electronically or otherwise, you hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including, but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. If you have been provided with a copy of this Agreement, the Plan, or any other relevant documentation in a language other than English, unless otherwise required by applicable law, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.

18. Governing Law and Forum; Severability. This Agreement and the Company’s obligation to issue Common Stock in respect of the Performance Shares shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflict of law principles thereof. If one or more of the provisions herein shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions that could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan. For purposes of resolving any dispute that may arise directly or indirectly from this Agreement, the parties hereby agree that any such dispute that cannot be resolved by the parties shall be submitted to the exclusive jurisdiction of state and federal courts located in the state of Delaware.
19. Successors. (a) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

20. Administration. Consistent with Section 8 of the Plan, the Committee shall interpret and administer the Plan, this Agreement and the Performance Shares. The actions and determinations of the Committee on all matters relating to the Plan, this Agreement and the Performance Shares will be final and conclusive.

        21.    Acknowledgement and Waiver. By executing this Agreement, participating in the Plan and accepting the grant of Performance Shares, you hereby agree and acknowledge that: (a) the Plan is discretionary in nature and that the Company can amend, cancel or terminate it at any time; (b) the grant of Performance Shares is voluntary and occasional and does not create any contractual or other right to receive future Performance Shares, or benefits in lieu of any Performance Shares even if Performance Shares have been granted repeatedly in the past; (c) all determinations with respect to any such future grants, including, but not limited to, if and when Performance Shares shall be granted, will be at the sole discretion of the Company; (d) your participation in the Plan is voluntary; (e) the value of the Performance Shares is an extraordinary item of compensation, which is outside the scope of your employment contract, if any; (f) the Performance Shares are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any termination, severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) the Performance Shares cease upon termination of active employment for any reason except as may otherwise be explicitly provided in this Agreement and the Plan; (h) for purposes of the Performance Shares, the termination date shall be deemed effective as of the date that you are no longer actively employed regardless of any “garden leave” or other notice period that may be mandated contractually or under applicable local law, unless otherwise determined by the Company in its sole discretion; (i) the future value of the Common Stock acquired in respect of the Performance Shares, if any, is unknown and cannot be predicted with certainty, and neither the Company nor any affiliate is responsible for any foreign exchange fluctuation between your local currency and the United States Dollar (or the selection by the Company or any affiliates in its sole discretion of an applicable foreign currency exchange rate) that may affect the value of the Performance Shares or any shares of Common Stock received (or the calculation of income or any taxes, social contributions, or other charges thereunder); (j) the Performance Shares do not and are not intended to constitute or create a contract of employment and can in no event be understood or interpreted to mean that the Company or a subsidiary is your employer, or that you have an employment relationship with the Company or a subsidiary or any right to continue in employment, if any, nor will the Performance Shares interfere in any way with the right of your employer to terminate such relationship at any time, subject to applicable law; (k) any cross-border transfer proceeds received upon the sale of the shares of Common Stock received in respect of the Performance Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require you to provide such entity with certain information regarding the transaction, and (l) no claim or entitlement to compensation or damages arises from the termination of the Performance Shares or reduction in value of the Performance Shares or any Common Stock acquired in respect of the Performance Shares and you irrevocably release the Company and your employer from any such claim that may arise.

        22.    Data Privacy. By executing this Agreement, participating in the Plan and accepting the grant of Performance Shares, you hereby explicitly and unambiguously consent to the collection, use, processing and transfer, in electronic or other form, of personal data by and among, as applicable, your employer, administrative agents (Fidelity is currently the Stock Plan Administrator) and the Company and other subsidiaries for the exclusive purpose of implementing, administering and managing your participation in the Plan. You understand that administrative agents (Fidelity), the Company, your employer and other subsidiaries may hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other identification number, salary/compensation, nationality, job title, any stock or directorships held in the Company, details of all Performance Shares or any other entitlement to stock awarded, canceled, purchased or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). You further understand that Data may be transferred to any third parties assisting the Company in the implementation, administration and management of the Plan. You understand that these recipients may be located in your country of residence, or elsewhere, and that the recipient’s country may have different data privacy laws and protections than your country of residence. You authorize the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan. You understand that withdrawing your consent may affect your ability to participate in the Plan.

        23. Compliance with Law. The Company reserves the right to impose other requirements on your participation in the Plan, on the Performance Shares, and on any shares of Common Stock acquired under the Plan, or take any other action to the extent the Company determines it is necessary or advisable in order to comply with any applicable law or facilitate the administration of the Plan, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing. Furthermore, you understand that the laws of the country in which you are resident at the time of grant or vesting of the Performance Shares or the holding or disposition of Common Stock (including any rules or regulations governing securities, foreign exchange, tax, labor or other matters) may restrict or prevent the issuance of shares or may subject you to additional procedural or regulatory requirements you are solely responsible for and will have to independently fulfill in relation to the Performance Shares or Common Stock. Notwithstanding any provision herein, the Performance Shares and Common Stock shall be subject to any special terms and conditions or disclosures as set forth in any addendum for your country (the “Addendum to Grant Agreement: Country-Specific Disclosures, Terms and Conditions,” which forms part this Award Agreement).

24. Entire Agreement. This Agreement and the other terms applicable to Performance Shares granted under the Plan embody the entire agreement and understanding between the Company and you with respect to the Performance Shares, and there are no representations, promises, covenants, agreements or understandings with respect to the Performance Shares other than those expressly set forth in this Agreement and the Plan. Notwithstanding anything in this Agreement to the contrary, the terms of this Agreement shall be subject to the terms of the Plan and this Agreement is subject to all interpretations, amendments, rules and regulations promulgated by the Committee from time to time pursuant to the Plan, a copy of which may be obtained from the office of the Secretary of the Company.

Sincerely yours,
ROCKWELL COLLINS, INC.

Robert J. Perna
Senior Vice President,
General Counsel and Secretary

Rockwell Collins, Inc.
400 Collins Road NE, M/S 124-323
Cedar Rapids, IA 52498-0001

EXHIBIT A

FY2018-2020 Long-Term Incentives

Performance Level	Cumulative Sales		Free Cash Flow		Total Payout %
	Goal ($M)	Payout %	Goal($M)	Payout %
Maximum	$30,783	100%	$4,117	100%	200%
Target	$26,768	50%	$3,580	50%	100%
Minimum	$22,752	0%	$3,043	0%	0%
Weighting	50%		50%

The Cumulative Sales and FCF goals and/or actual results will be adjusted as follows:
(i)     Cumulative Sales
Goal. In FY19, the Company expects to adopt new accounting rules related to revenue recognition and, if so, will report its Total sales for its 2019 fiscal year under the new revenue recognition rules and will reconcile in a footnote what its Total sales would have been in such year if the new revenue recognition rules had not been adopted. If there is a difference between the Total sales reported and the reconciled Total sales for the Company’s 2019 fiscal year, an adjustment will be made to the Cumulative Sales goal. If the Total sales reported under the new revenue recognition rules is less than the Total sales that would have been reported if the new revenue recognition rules had not been adopted, the Cumulative Sales goal will be decreased by 200% of the positive difference to reflect the fact that new accounting rules will impact two years of the Performance Period (FY19 and FY20). If the Total sales reported under the new revenue recognition rules is greater than the Total sales that would have been reported if the new revenue recognition rules had not been adopted, the Cumulative Sales goal will be increased by 200% of such difference to reflect the fact that new accounting rules will impact two years of the Performance Period (FY19 and FY20). The example below shows how the Cumulative Sales goal would be increased:

Actual Results. The actual results will be the sum of (1) the Company’s Total sales reported for the Company’s 2018 fiscal year under the current revenue recognition rules and (2) the Company’s Total sales for its 2019 and 2020 fiscal years reported under the new revenue recognition rules (this assumes the new revenue rules are adopted in FY19).
(ii)FCF
The adoption of the new revenue recognition rules is expected to impact the Cash Taxes payable by the Company. Since FCF is impacted by Cash Taxes, the FCF goal will be adjusted to normalize the impact of Cash Taxes. The FCF results will be increased by the Cash Taxes paid for each fiscal year in the Performance Period and then divided by 128%. 128% represents the prior 5-year average (the average will be rounded to the nearest whole percentage) of pre-tax FCF as a percentage of FCF.
For Example:

(iii)TSR Modifier Percentage
The number of Performance Shares you can receive is subject to adjustment based upon the Company’s TSR performance relative to the following peer companies:
Peer Companies

The Boeing Company
Cobham plc
Embraer S.A.
Esterline Technologies Corporation
General Dynamics Corporation
Hexcel Corporation
L3 Technologies, Inc.
Meggitt plc
Spirit AeroSystems, Inc.
Textron Inc.
Triumph Group, Inc.
Zodiac Aerospace SA

The peer companies are subject to adjustment as described in the Agreement.

The first step in determining the TSR Percentage is to calculate the Company’s TSR percentile rank as described on Exhibit B (“How to Calculate TSR Percentile Rank.”). The TSR Percentile Rank will be rounded to nearest whole percentage. Once the TSR percentile rank is determined, the TSR Percentage will be determined in accordance with the following table:

TSR Percentile Rank	TSR Percent	TSR Percentile Rank	TSR Percent
≥80%	120%	50%	100%
79%	119%	49%	99%
78%	119%	48%	99%
77%	118%	47%	98%
76%	117%	46%	97%
75%	117%	45%	97%
74%	116%	44%	96%
73%	115%	43%	95%
72%	115%	42%	95%
71%	114%	41%	94%
70%	113%	40%	93%
69%	113%	39%	93%
68%	112%	38%	92%
67%	111%	37%	91%
66%	111%	36%	91%
65%	110%	35%	90%
64%	109%	34%	89%
63%	109%	33%	89%
62%	108%	32%	88%
61%	107%	31%	87%
60%	107%	30%	87%
59%	106%	29%	86%
58%	105%	28%	85%
57%	105%	27%	85%
56%	104%	26%	84%
55%	103%	25%	83%
54%	103%	24%	83%
53%	102%	23%	82%
52%	101%	22%	81%
51%	101%	21%	81%
≤20% 80%

EXHIBIT B

How to Calculate TSR Percentile Rank

The following is an example of how to calculate the TSR percentile using the continuous method. Suppose that Rockwell Collins has 10 peer companies and ranks 6th with TSR of 36%.

Rank	Company	Three Year TSR
1	Peer 1	50%
2	Peer 2	48%
3	Peer 3	43%
4	Peer 4	39%
5	Peer 5	38%
7	Peer 6	31%
8	Peer 7	30%
9	Peer 8	28%
10	Peer 9	25%
11	Peer 10	19%

6	Rockwell Collins	36%

The first step in calculating Rockwell Collins’ TSR percentile rank is to calculate the percentile ranks of the companies that performed just above (peer 5) and just below (peer 6) Rockwell Collins in terms of TSR performances as shown in the first two equations below. The numerator in the first two equations represents the peer’s TSR rank (excluding Rockwell Collins) less one and the denominator is the number of peer companies (excluding Rockwell Collins) less one. Once these are calculated (56% for peer 5 and 44% for peer 6), the next step is to interpolate Rockwell Collins percentile rank between these two data points using the third equation below. In this example, Rockwell Collins’s percentile ranking would be 52%.

EXHIBIT C

Impact on the Performance Shares
of the Proposed Transaction with United Technologies Corporation

(1)    Proposed Transaction. On September 4, 2017, the Company, United Technologies Corporation (“UTC”) and Riveter Merger Sub Corp., a wholly owned subsidiary of UTC (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) that provides for the acquisition of the Company by UTC. Subject to the approval of the Company’s shareowners and the satisfaction or (to the extent permitted by law) waiver of certain other closing conditions, UTC will acquire the Company through the merger of Merger Sub with and into the Company (the “Merger”), with the Company surviving the merger and becoming a wholly owned subsidiary of UTC.

(2)    Impact of the Proposed Transaction. If completed, the Merger shall constitute a Change of Control for purposes of this Agreement. Pursuant to the terms of the Merger Agreement, subject to and upon the completion of the Merger, the Performance Shares will be assumed by UTC and converted into a time-based restricted stock unit award of UTC (the “Converted Awards”) covering a number of shares of UTC common stock (rounded down to the nearest whole number of shares) equal to the product obtained by multiplying (1) the target number of shares of Common Stock subject to the Performance Shares for the Performance Period by (2) the Equity Award Exchange Ratio (as defined in the Merger Agreement). The Converted Award received in such conversion will be subject to the same time-based vesting schedule applicable to the original Performance Shares, subject only to your continued employment with UTC or an affiliate thereof through October 2, 2020 (the “Vesting Date”), but will not be subject to any of the performance conditions described in Section 2 of this Agreement following the completion of the Merger. The Converted Awards will be settled as provided in Section 4 of the Agreement as soon as practicable after the Vesting Date, but in any event within the calendar year within which the Vesting Date occurs. In the event of any conflict between this Section and the terms of the Merger Agreement, the terms of the Merger Agreement shall control.

(3)    Certain Modifications. Pursuant to the terms of the Merger Agreement, effective on or after January 1, 2019, UTC may modify the compensation and benefits provided to certain employees who were employees of B/E Aerospace, Inc. and its subsidiaries as of April 13, 2017 (“Legacy B/E Aerospace Employees”), to make the compensation and benefits provided to such Legacy B/E Aerospace Employees substantially comparable in value, in the aggregate, to those provided to other similarly situated employees of the Company and its subsidiaries (other than such Legacy B/E Aerospace Employees) immediately prior to the completion of the Merger. Notwithstanding anything in this Agreement to the contrary, Good Reason shall not include any modification to your compensation and benefits in accordance the terms of the Merger Agreement (if applicable), as described in the preceding sentence.

(4)    Termination of Employment for Death or Disability. If your employment by UTC or an affiliate thereof terminates on or prior to the Vesting Date by reason of your death or Disability, you will continue to be eligible to receive payment of the Converted Awards, but any such amount shall be pro-rated for the period of time that elapsed from the first day of the Company’s 2018 fiscal year (“FY18”) through the date of your termination of employment and shall be paid as soon as practicable after the Vesting Date, but in any event within the calendar year within which the Vesting Date occurs.

(5)    Termination of Employment for Retirement. Except as provided in Section 5 below, if your employment by UTC or an affiliate thereof terminates on or prior to the Vesting Date by reason of your retirement (defined as you are age 55 or older at time of termination), your Converted Awards shall become nonforfeitable and shall be paid out (i) if such termination of employment occurs prior to the second anniversary of the completion of the Merger, as soon as practicable following the date of your “separation from service” within the meaning of Section 409A to the extent applicable, but in any event within the 30 days and (ii) if such termination of employment occurs on or after the second anniversary of the completion of the Merger, as soon as practicable after the Vesting Date, but in any event within 30 days after the Vesting Date, provided that, in each case, any such amount shall be pro-rated for the period of time that elapsed from the first day of FY18 through the date of your termination of employment. If you are or become eligible for retirement, a portion of your Converted Awards may become subject to FICA taxes prior to the Vesting Date despite the fact that no shares of have yet been delivered to you. If FICA applies to you, FICA taxes are required to be withheld by your employer with respect to the pro rata portion of the Converted Awards you would receive if you retired. As an administrative practice in accordance with IRS regulations, your employer will generally delay the application of these FICA taxes on retirement eligible employees until December of the year of withholding. FICA taxes will be computed based upon the fair market value of the shares on the date of the withholding. FICA taxes will be withheld from your regular wages or an annual incentive plan payment.

(6)    Qualifying Termination. Notwithstanding any other provision of this Agreement to the contrary, in the event that your employment by UTC or an affiliate thereof is terminated on or after the completion of the Merger (i) by UTC or an affiliate thereof other than for Cause or (ii) by you for Good Reason, your Converted Awards shall become nonforfeitable and shall be paid out in full (i) if such termination of employment occurs prior to the second anniversary of the completion of the Merger, as soon as practicable following the date of your “separation from service” within the meaning of Section 409A to the extent applicable, but in any event within 30 days and (ii) if such termination of employment occurs on or after the second anniversary of the completion of the Merger, as soon as practicable after the Vesting Date, but in any event within 30 days.

(7)    Divestiture. In the event that your principal employer is a subsidiary of UTC, it is possible that your principal employer may cease to be a subsidiary of UTC prior to the Vesting Date and that your employment with UTC terminates as a result (the date of such cessation is herein called the Divestiture Date). If the divestiture of your principal employer constitutes a “change in control event” that meets the requirements of Section 409A or if you are not subject to Section 409A, then your Converted Awards shall become nonforfeitable (to the extent not already nonforfeitable) and shall be paid out in full on the Divestiture Date. If you are subject Section 409A and the divestiture of your principal employer does not meet the requirements of a “change in control event” under Section 409A, then your Converted Awards shall become nonforfeitable (to the extent not already nonforfeitable) on the Divestiture Date and shall be paid out in full as soon as practicable after the Vesting Date, but in any event within30 days.

(8)    Termination of Employment for Other Reasons. Except as otherwise provided in this Exhibit C, if your employment by UTC or an affiliate thereof terminates on or prior to the Vesting Date, you will not be entitled to any payment in respect of the Converted Awards. The date of your termination of employment shall be determined in accordance with Sections 7 and 9 of the Agreement.

(9)    Application. Except as expressly provided in this Exhibit C, the terms of the Agreement shall continue to apply to the Converted Awards. Upon completion of the Merger, where applicable, references in the Agreement to the Company shall include UTC, references to the Performance Shares shall include the Converted Awards, and references to Common Stock shall include the common stock of UTC. The terms and conditions set forth in this Exhibit C are subject to and contingent upon the completion of the Merger, and shall have no force and effect upon the termination of the Merger Agreement prior to the completion of the Merger.

Rockwell Collins, Inc.

2015 Long-Term Incentives Plan

Addendum to Grant Agreement: Country-Specific Disclosures, Terms and Conditions

Introduction: The following country-specific notices, disclaimers, and/or terms and conditions may apply if you reside or work in a particular country at the time of grant, vesting, exercise, or payout of any Restricted Stock Unit, Option, or Performance Share award received under the Plan or while holding or selling Stock received under such award. Such terms and conditions and disclosures may also apply, as from the date of grant, if you move to or otherwise are or become subject to applicable laws or Company policies of a specified country. This information may be material to your participation in the Plan. You solely are responsible for any obligations outlined, as well as general tax or other obligations that may apply. As local laws are often complex and change frequently and the information provided is general in nature and may not apply to your specific situation, the Company cannot assure you of any particular result, and you should seek your own professional legal and tax advice. This Addendum forms part of the Agreement, and unless otherwise noted, capitalized terms shall take the same definitions assigned to them under the Plan and the relevant Agreement.
Securities Law Notice: Unless otherwise noted, neither the Company nor the Stock is registered with any local stock exchange or under the control of any local securities regulator outside the United States. The Plan, grant documentation, and any other communications or materials that you may receive regarding participation in the Plan do not constitute advertising or an offering of securities outside the U.S. The issuance of securities described in any Plan-related documents is not intended for public offering or circulation in your jurisdiction.

European Union
Data Privacy
The following supplements Section 18 of the Restricted Stock Unit Award Terms and Conditions, Section 22 of the Performance Share Agreement, and Section 7 of the Stock Option Agreement Terms and Conditions: You understand that Data will be held only as long as necessary to implement, administer and manage your participation in the Plan. You understand that you may, at any time, review Data, request additional information about the storage, processing, and recipients of Data, require any necessary amendments to Data, or withdraw the consents herein in writing by contacting the Company.

Australia
Securities Law Notice
Neither the Plan, the U.S. Plan prospectus, nor any related grant documentation has been lodged with the Australian Securities and Investments Commission (“ASIC”).  Any offerings made under the Plan to participants in Australia are being made pursuant to exceptions contained in Section 708 of the Australian Corporations Act 2001 (Cth).  By participating in the Plan, you acknowledge that neither the U.S. Plan prospectus nor any other related grant documentation has been prepared with reference to any participant’s particular investment objectives or financial or tax situation and does not purport to contain all the information that a prospective Plan participant may require. Furthermore, the U.S. Plan prospectus and any other related grant documentation do not contain all the information which would be required in a prospectus prepared in accordance with the requirements of the Australian Corporations Act 2001 (Cth). If you sell shares acquired under the Plan in Australia (i.e., not through a U.S. stock exchange), you may be subject to certain disclosure and/or filing requirements under Australian securities laws. Any advice given to you in connection with the offer is general advice only, and you should consider obtaining their own financial product advice from an independent person who is licensed by ASIC to give such advice.

Settlement and Statement under Section 83A-105 of the Income Tax Assessment Act 1997 (Cth)
Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the RSUs and/or Performance Shares shall be in shares and not, in whole or in part, in the form of cash. Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) (the “Act”) applies to the Plan and any grants, subject to the requirements of the Act. Accordingly, it is intended for income tax in relation to be deferred until vesting, unless your employment terminates earlier for any reason. However, the Company is not providing tax advice, and you should consult your personal advisor for the precise tax treatment of any grants.

Brazil
Foreign Assets Reporting
If you are a resident of Brazil, you will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil (“BACEN”) if the aggregate value of such assets and rights (including any capital gain, dividend or profit attributable to such assets) is equal to or greater than US $100,000. The reporting should be completed at the beginning of each year.

Canada
Securities Law Notice
The security represented by the RSUs or Performance Shares was issued pursuant to an exemption from the prospectus requirements of applicable securities legislation in Canada.  Participant acknowledges that as long as the Company is not a reporting issuer in any jurisdiction in Canada, the RSUs and the underlying Shares will be subject to an indefinite hold period in Canada and subject to restrictions on their transfer in Canada. Subject to applicable securities laws, Participant is permitted to sell Shares acquired through the Plan through the designated broker appointed under the Plan, assuming the sale of such Shares takes place outside Canada via the stock exchange on which the Shares are traded.

Settlement
For Canadian federal income tax purposes, the grant is intended to be treated as an agreement by the Company to sell or issue shares to the Employee and, as such, is intended to be subject to the rules in Section 7 of the Income Tax Act (Canada). Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of any grant shall be made only in Stock issued by the Company from treasury and not, in whole or in part, in the form of cash or other consideration.

Foreign Share Ownership Reporting
If you are a Canadian resident, your ownership of certain foreign property (including shares of foreign corporations) in excess of $100,000 may be subject to strict ongoing annual reporting obligations.  Please refer to CRA Form T1135 (Foreign Income Verification Statement) and consult your tax advisor for further details.  It is your responsibility to comply with all applicable tax reporting requirements.

Quebec: Consent to Receive Information in English
This form and related documents are drawn up in English at the express wish of the parties. Ce formulaire ainsi que les documents qui s’y rattachent sont rédigés en anglais à la demande expresse des parties.

France
Foreign Ownership Reporting
Residents of France with foreign account balances in excess of EUR 1 million or its equivalent must report monthly to the Bank of France.

Consent to Receive Information in English
By accepting the Restricted Stock Units, you confirm having read and understood the Plan and the Agreement, which were provided in the English language. You accept the terms of those documents accordingly.   En acceptant cette attribution gratuite d’actions, vous confirmez avoir lu et comprenez le Plan et ce Contrat, incluant tous leurs termes et conditions, qui ont été transmis en langue anglaise. Vous acceptez les dispositions de ces documents en connaissance de cause.

Hong Kong
Securities Law Notice
The RSUs and Performance Shares and any Stock issued upon vesting do not constitute a public offering of securities under Hong Kong law and are available only to employees of the Company and its affiliates. The Plan, the Agreement, including this Addendum, and other incidental communication materials have not been prepared in accordance with and are not intended to constitute a “prospectus” for a public offering of securities under the applicable companies and securities legislation in Hong Kong and have not been registered with or authorized by any regulatory authority in Hong Kong, including the Securities and Futures Commission. This Plan, the Agreement, and the incidental communication materials are intended only for the personal use of each eligible Participant and not for distribution to any other persons. If you have any questions about any of the contents of the Plan, the Agreement, including this Addendum, or other incidental communication materials, you should obtain independent professional advice.

India
Repatriation Requirement
You are required to repatriate to India all proceeds from the subsequent sale of Stock acquired under the Plan within 90 days from the date of sale. You will not take any action or non-action that has the effect of delaying or eliminating the receipt or realization of any such foreign exchange. Upon receipt or realization of foreign exchange in India, you shall surrender such foreign exchange to an authorized person or bank within a period of 180 days from the date of such receipt or realization, as the case may be. Please note that you should keep the remittance certificate received from the bank where foreign currency is deposited in the event that the Reserve Bank of India, the Company or your employer requests proof of repatriation.

Ireland
Director Reporting
If you are a director or shadow director of the Company or related company, you may be subject to special reporting requirements with regard to the acquisition of Stock or rights over Stock. Please contact your personal legal advisor for further details if you are a director or shadow director.

Japan
Foreign Ownership Information
If you acquire shares of Common Stock valued at more than ¥100,000,000 in a single transaction, you must file a Securities Acquisition Report with the Ministry of Finance (“MOF”) through the Bank of Japan within 20 days of the acquisition of the Shares.

Exit Tax
Please note that you may potentially be subject to tax on your Restricted Stock Unit or Performance Share awards (if any), even prior to vesting or exercise or otherwise receiving any value under an award, if you relocate from Japan if you (1) hold financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan for 5 years or more during the 10-year period immediately prior to departing Japan. You should discuss your tax treatment with your personal tax advisor.

Korea
Repatriation Requirement
Please note that proceeds received from the sale of stock overseas must be repatriated to Korea within three (3) years if such proceeds exceed US $500,000 per sale. Separate sales may be deemed a single sale if the sole purpose of separate sales was to avoid a sale exceeding the US $500,000 per sale threshold.

Mexico
Labor Law Acknowledgment
The invitation Rockwell Collins, Inc. is making under the Plan is unilateral and discretionary and is not related to the salary and other contractual benefits granted to you by your employer; therefore, benefits derived from the Plan will not under any circumstance be considered as an integral part of your salary. Rockwell Collins reserves the absolute right to amend the Plan and discontinue it at any time without incurring any liability whatsoever. This invitation and, in your case, the acquisition of shares does not, in any way, establish a labor relationship between you and Rockwell Collins, nor does it establish any rights between you and your employer.
La invitación que Rockwell Collins, Inc. hace en relación con el Plan es unilateral, discrecional y no se relaciona con el salario y otros beneficios que recibe actualmente de su actual empleador, por lo que cualquier beneficio derivado del Plan no será considerado bajo ninguna circunstancia como parte integral de su salario. Por lo anterior, Rockwell Collins se reserva el derecho absoluto para modificar o terminar el mismo, sin incurrir en responsabilidad alguna. Esta invitación y, en su caso, la adquisición de acciones, de ninguna manera establecen relación laboral alguna entre usted y Rockwell Collins y tampoco genera derecho alguno entre usted y su empleador.

Philippines
Securities Law Notice. This offering is subject to exemption from the requirements of registration with the Philippines Securities and Exchange Commission under Section 10.1 of the Philippines Securities Regulation Code. THE SECURITIES BEING OFFERED OR SOLD HAVE NOT BEEN REGISTERED WITH THE PHILIPPINES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES REGULATION CODE. ANY FUTURE OFFER OR SALE THEREOF IS SUBJECT TO REGISTRATION REQUIREMENTS UNDER THE CODE UNLESS SUCH OFFER OR SALE QUALIFIES AS AN EXEMPT TRANSACTION.

Singapore
Securities Law Notice
This grant and the Stock to be issued thereunder shall be made available only to an employee of the Company or its Subsidiary, in reliance of the prospectus exemption set out in Section 273(1)(f) of the Securities and Futures Act (Chapter 289) of Singapore (the “SFA”) and is not made with a view to the Stocks so issued being subsequently offered for sale or sold to any other party in Singapore. You understand and acknowledge that this Agreement and/or any other document or material in connection with this offer and the Stock thereunder have not been and will not be lodged, registered or reviewed by the Monetary Authority of Singapore. Any and all Stocks to be issued hereunder shall therefore be subject to the general resale restriction under Section 257 of the SFA, and you undertake not to make any subsequent sale in Singapore, or any offer of sale in Singapore, of any of the shares of Common Stock (received upon vesting of this offer), unless that sale or offer in Singapore is made pursuant to the exemptions under Part XIII Division (1) Subdivision (4) other than Section 280 of the SFA.

Exit Tax and Deemed Exercise Rule
If you have received a grant in relation to your employment in Singapore, please note that if you are 1) a permanent resident of Singapore and leave Singapore permanently or are transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either cease employment in Singapore or leave Singapore for any period exceeding 3 months, you will likely be taxed on your awards on a “deemed exercise” basis, even though your awards have not yet vested, been exercised, or paid out. You should discuss your tax treatment with your personal tax advisor.

Director Reporting
If you are a director or shadow director of the Company or a Subsidiary, you may be subject to special reporting requirements with regard to the acquisition of Stock or rights over Stock. Please contact your personal legal advisor for further details if you are a director or shadow director.

United Arab Emirates
Securities Law Notice
This Plan has not been approved or licensed by the UAE Central Bank or any other relevant licensing authorities or governmental agencies in the United Arab Emirates. This Plan is strictly private and confidential and has not been reviewed by, deposited or registered with the UAE Central Bank or any other licensing authority or governmental agencies in the United Arab Emirates. This Plan is being issued from outside the United Arab Emirates to a limited number of employees of Rockwell Collins, Inc. and affiliated companies and must not be provided to any person other than the original recipient and may not be reproduced or used for any other purpose. Further, the information contained in this report is not intended to lead to the issue of any securities or the conclusion of any other contract of whatsoever nature within the territory of the United Arab Emirates.

United Kingdom
Withholding of Tax
The following provision supplements, as applicable, Section 5 or 7 of the Restricted Stock Unit Award Terms and Conditions and Section 16 of the Performance Share Agreement: If payment or withholding of any tax, social contributions, and/or other charges that may be due is not made within ninety (90) days of the event giving rise to such amounts (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, the amount of any uncollected amounts will constitute a loan owed by Participant to his employer, effective on the Due Date. Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the employer may recover it at any time thereafter by any legal means. Notwithstanding the foregoing, if Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), Participant will not be eligible for such a loan to cover such amounts. In the event that Participant is a director or executive officer and the amounts are not collected from or paid by Participant by the Due Date, any uncollected amounts will constitute a benefit to Participant on which additional income tax and national insurance contributions will be payable. Participant will be responsible for reporting and paying any income tax and national insurance contributions due on this additional benefit directly to HMRC under the self-assessment regime.

Settlement
Notwithstanding any discretion in the Plan or the Agreement to the contrary, settlement of the award shall be made only in Stock and not, in whole or in part, in the form of cash.

ROCKWELL COLLINS, INC.
2015 LONG-TERM INCENTIVES PLAN
PERFORMANCE SHARES
SUPPLEMENT FOR EMPLOYEES OUTSIDE THE UNITED STATES
This supplement summarizes the likely tax consequences of participating in the Rockwell Collins, Inc. 2015 Long-Term Incentives Plan (the “Plan”), assuming you are and will continue to be resident in the country you are resident in at the time of grant. This summary is based on the assumption that you are and will continue to be actively employed by Rockwell Collins, Inc. or an affiliate of Rockwell Collins, Inc. in the country you are resident in at the time of grant. The summary is based upon the relevant tax laws as well as administrative and judicial interpretations, in effect as of November 2017. If these tax laws or interpretations thereof, change in the future, possibly with retroactive effect, the information may no longer be accurate. Note this summary is limited to a general description of the national tax laws and is not intended to address local, city, regional, or other provincial tax laws that may also apply.

The tax consequences of Performance Shares granted under the Plan are based on complex tax laws, which may be subject to varying interpretations, and the application of such laws may depend, in large part, on the surrounding facts and circumstances. This discussion does not apply to every specific transaction that may occur in connection with the Plan, and this discussion does not address the impact of the completion of the Merger on the Performance Shares. Moreover, it may not apply to your particular tax or financial situation, particularly if you move from one country to another, and we are not in a position to assure you of any particular tax result. Therefore, we recommend that you consult with your own tax advisor regularly to determine the consequences of taking or not taking any action concerning your Performance Shares, and to determine how the tax or other laws in your country apply to your specific situation.

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933, as amended.

Canada
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax and any applicable social contributions (e.g., Canada Pension Plan, Quebec Pension Plan, and Quebec Parental Insurance Plan contributions, etc.) on the fair market value of the shares that you receive when your Performance Shares vest. Social contributions are subject to annual contribution ceilings.

Sale of Shares
When you sell the shares you received upon vesting of your Performance Shares, you may be subject to capital gains tax. Your gain is equal to the difference between the amount for which you sell the shares and the “tax cost” of the shares. One-half of any capital gain is subject to income tax at your marginal rate in the year of sale, to the extent it cannot be netted out against capital losses sustained on other investments in the year of sale or in certain prior or subsequent tax years.

The tax cost is generally equal to the fair market value of the shares on the date they are acquired. However, if you also own additional Rockwell Collins shares, the tax cost of the shares acquired upon vesting of a Performance Share is derived by averaging the fair market value of such shares on the date they are acquired with the tax cost of the additional Rockwell Collins shares that you already own. As a limited exception to this averaging rule, if you sell the shares acquired on the vesting of your Performance Shares within 30 days after the acquisition date, depending on which method would be most advantageous to you, you may choose the tax cost of the shares to be based either on (1) the averaging method described above, or (2) the fair market value of such shares on the date they are acquired.

Tax Withholding and Reporting Requirement
When your Performance Shares vest, Rockwell Collins may withhold and cause to be sold on the market a sufficient number of the shares otherwise deliverable to you to satisfy income tax and any applicable Canada Pension Plan withholding requirements. Your employer will remit the sale proceeds to the Canada Revenue Agency. Alternatively, your employer will implement such other arrangement as it chooses (including withholding from salary or other employment income) to satisfy its source deduction obligation. You may have an obligation to report details of any tax liabilities arising from the vesting of your Performance Shares, the sale or disposal of shares, and payment of dividends to the Canadian tax authorities.

France
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax and social contributions (including CSG and CRDS) on the fair market value of the shares that you receive when your Performance Shares vest. A surtax may also apply to “High Earners” above the applicable income threshold.

Sale of Shares
When you sell the shares you received upon vesting of your Performance Shares, the gain equal to the difference between the net sale price and the fair market value on the vest date is taxable as capital gains. Capital gains realized upon the sale of the shares will be subject to progressive personal income tax rates and to social contributions (though a certain portion of the global social contribution rate will be deductible in the year of payment).

For the calculation of the personal income tax base only, a rebate depending on the holding period would apply (equal to 50% if the shares have been held between 2 and 8 years, 65% after 8 years of holding). The “High Earners” surtax may also apply. Any capital loss can be offset against capital gains of the same nature realized by you and your household during the same year or during the ten following years.

Tax Withholding and Reporting Requirement
If you are a resident of France, income tax is not withheld and you must instead remit the income tax due as a result of the vesting of your Performance Shares to the France tax authorities. However, social insurance contributions will be withheld. To facilitate the payment of applicable social insurance contributions, Rockwell Collins may withhold a portion of the shares issued upon vesting of the Performance Shares with an aggregate market value sufficient to pay your social insurance contribution withholding obligation. You may then be issued the resulting net shares after taxes. Please note, though, that Rockwell Collins and/or your employer may satisfy social insurance contribution withholding through any means set forth in the grant agreement.

The income will be reported on your pay slip and on the annual wage statement (“DADS”). It is also your responsibility to report and pay any taxes resulting from the sale of your shares and the receipt of any dividends. Please note that if you are not a French tax resident, the withholding rules may be different. In addition, withholding rules may change in the future and Rockwell Collins and/or your employer may withhold at vesting and/or sale of shares if required to do so under French law.

Germany
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax (plus solidarity surcharge and church tax, if applicable) and social insurance contributions (to the extent you have not exceeded the applicable contribution ceiling) on the fair market value of the shares that you receive when your Performance Shares vest.

Sale of Shares
Assuming you receive shares on or after January 1, 2009 as a result of the vesting of Performance Shares, when you sell such shares, you may be subject to capital gains tax and solidarity surcharge. Your gain is equal to the difference between:

(1)the amount for which you sell the shares, and
(2)the aggregate fair market value of the shares on the date when your Performance Shares vest.

A small amount of the capital gain may be exempt. Different rules will apply if you held directly or indirectly 1% or more of Rockwell Collins Inc.’s share capital at any time during the five years preceding the sale.

Tax Withholding and Reporting Requirements
Your employer will withhold and report income tax and social contributions (to the extent you have not exceeded the applicable contribution ceiling) due upon receipt of your shares. You are required to report any income, dividends, and non-exempt capital gain resulting from your participation in the Plan on your annual personal tax return.

India
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax (plus a small education surcharge) on the fair market value of the shares that you receive when your Performance Shares vest. For Indian tax purposes, the Company may impose a specified fair market value.

Sale of Shares
You may be subject to capital gains tax on any difference between the proceeds received from the sale of shares and the fair market value of the shares upon vesting (as determined under the Income Tax Act, 1961). The applicable capital gains tax rate depends upon how long you hold the shares after vesting. You should consult your tax advisor about any capital gains tax that you may owe.

Tax Withholding and Reporting Requirements
Your employer will withhold and report income taxes upon vesting of your Performance Shares. You are required to report any income, dividends, and capital gain resulting from your participation in the Plan on your annual personal tax return.

Japan
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax on the fair market value of the shares that you receive when your Performance Shares vest. The income will likely be characterized as remuneration income and taxed at your progressive tax rate.

Sale of Shares
When you sell shares you receive upon vesting of your Performance Shares, you may be subject to capital gains tax.  Your gain is equal to the difference between:
(1)the amount for which you sell the shares, and
(2)the aggregate fair market value of the shares on the date when your Performance Shares vest.

Tax Withholding and Reporting Requirements
Your employer will likely not be required to withhold any income tax on vesting or sale of the shares and you must instead remit the income tax due as a result of the vesting of your Performance Shares to the Japanese tax authorities. However, your employer will report the income realized at vesting to the tax authorities on an annual basis. You are required to report any income, dividends, and capital gain resulting from your participation in the Plan on your annual personal tax return.

Exit Tax
Please note that you may potentially be subject to tax on your Performance Shares award, even prior to vesting or otherwise receiving any value under such award, if you relocate from Japan if you (1) hold financial assets with an aggregate value of ¥100,000,000 or more upon departure from Japan and (2) maintained a principle place of residence (jusho) or temporary place of abode (kyosho) in Japan.

Netherlands
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax and social insurance contributions on the fair market value of the shares that you receive when your Performance Shares vest.

Sale of Shares
You are not subject to tax when you sell the shares received from your Performance Shares based on the assumption that you do not have a substantial interest in Rockwell Collins (i.e., at least 5% ownership of any type of Rockwell Collins shares).

Tax Withholding and Reporting Requirements
Your employer will withhold and report income tax and social insurance (to the extent you have not exceeded the applicable contribution ceiling) in relation to the vesting of your Performance Shares. However, you may have an obligation to report details of any tax liabilities arising from the vesting of your Performance Shares, the sale or disposal of shares, and payment of dividends to the tax authorities in the Netherlands.

Philippines
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares

For managerial/supervisory employees:
You are not subject to income tax upon vesting as the shares you receive when your Performance Shares vest will be considered a fringe benefit in the Philippines for income tax purposes. However, the fair market value of the shares that you receive when your Performance Shares vest will be subject to social insurance contributions.

For rank and file employees:
You are subject to income tax and social insurance contributions on the fair market value of the shares that you receive when your Performance Shares vest.

Sale of Shares
When you sell shares you receive upon vesting of your Performance Shares, you may be subject to capital gains tax.  Your gain is equal to the difference between:
(1)the amount for which you sell the shares, and
(2)the aggregate fair market value of the shares on the date when your Performance Shares vest.

Because Rockwell Collins stock is stock of a foreign corporation, the amount of your taxable gain will depend on various factors, including whether you held the shares for 12 months or more. Note different treatment may apply for non-Filipino citizens even if tax resident in the Philippines.

Tax Withholding and Reporting Requirements

For managerial/supervisory employees:
Your employer will withhold social contributions (to the extent you have not exceeded the applicable contribution ceiling) due upon receipt of your shares. You are required to report any income from the vesting of your Performance Shares, dividends, and capital gain resulting from your participation in the Plan on your annual personal tax return.

For rank and file employees:
Your employer will withhold and report income tax and social contributions (to the extent you have not exceeded the applicable contribution ceiling) due upon receipt of your shares. You are required to report any income from the vesting of your Performance Shares, dividends, and capital gain resulting from your participation in the Plan on your annual personal tax return.

Singapore
Grant of Performance Shares
You are not subject to tax when your Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax on the fair market value of the shares when your Performance Shares vest.

Sale of Shares
You are not subject to tax when you sell the shares received from your Performance Shares based on the assumption that you are not regarded as carrying out a trade in buying and selling shares.

Tax Withholding and Reporting Requirements

Your employer will not withhold any income tax incurred upon the vesting of your Performance Shares. You are required to report and remit any taxes incurred in connection with the vesting of your Performance Shares. Your employer is required to report income received by you from your Performance Shares.

Exit Tax and Deemed Vesting Rule
If you have received a grant in relation to your employment in Singapore, please note that if you are 1) a permanent resident of Singapore and leave Singapore permanently or are transferred out of Singapore; or 2) neither a Singapore citizen nor permanent resident and either cease employment in Singapore or leave Singapore for any period exceeding 3 months, you will likely be taxed on your awards on a “deemed vesting” basis, even though your Performance Shares have not yet vested. You should discuss your tax treatment with your personal tax advisor.

United Kingdom
Grant of Performance Shares
You are not subject to tax when the Performance Shares are granted to you.

Vesting of Performance Shares
You are subject to income tax and employee’s National Insurance Contributions (“NICs”) on the fair market value of the shares you receive when your Performance Shares vest.

Sale of Shares
When you sell the shares you received under your Performance Shares, you are generally subject to capital gains tax on any gain, which is the excess of the sale price over the total amount on which you have already paid income tax. Your aggregate capital gains will be subject to an annual exemption amount.

Tax Withholding and Reporting Requirements
Your employer will withhold income tax and NICs in relation to the vesting of your Performance Shares. Your employer will report the details of your Performance Shares on its annual tax return to the HM Revenue & Customs (“HMRC”).You must report details of any tax liabilities arising from the vesting of your Performance Shares, the sale or disposal of shares, and payment of dividends to the HM Revenue & Customs on your personal self-assessment tax return. You also are responsible for paying any taxes owed as a result of the sale of the shares or the receipt of any dividend.